EXHIBIT 99.4

                            SHARPER IMAGE CORPORATION
                  1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                      NON-STATUTORY STOCK OPTION AGREEMENT


RECITALS

                  A. The Corporation has approved and implemented the 1994 Non-Employee Director Stock Option Plan (the "Plan") pursuant to which eligible non-employee members of the Board will automatically receive special option grants at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as Board members.

                  B. Optionee is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

                  C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section 422 of the Internal Revenue Code.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the date of grant (the "Grant Date") specified in the accompanying Notice of Grant of Automatic Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the price per share (the "Exercise Price") specified in the Grant Notice.

                  2. OPTION  TERM.  This option shall have a maximum term of ten
(10) years measured from the Grant Date and shall expire at the close of business on the Expiration Date specified in the Grant Notice, unless sooner terminated under Paragraph 5, 7 or 8.

                  3. LIMITED TRANSFERABILITY. This option, together with the limited stock appreciation right provided under Paragraph 8.B., shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee.





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                  4. EXERCISABILITY/VESTING.

                  A. This option shall be immediately exercisable for any or all of the Option Shares, whether or not the Option Shares are vested in accordance with the Vesting Schedule set forth in the Grant Notice, and shall remain so exercisable until the expiration or sooner termination of the option term.

                  B. Optionee shall vest in the Option Shares in accordance with the Vesting Schedule set forth in the Grant Notice. Vesting in the Option Shares shall also be subject to acceleration in accordance with the provisions of Paragraphs 5, 7 and 8 of this Agreement. In no event, however, shall any additional Option Shares vest following Optionee's cessation of service as a Board member.

                  5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

                  - Should Optionee cease to serve as a Board member for any reason (other than death or permanent disability) while holding this option, then the period for exercising this option shall be reduced to a six (6)-month period commencing with the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may not be exercised for more than the number of Option Shares (if any) in which the Optionee is vested on the date Optionee ceases service as a Board member. Upon the earlier of (i) the expiration of such six (6)-month period or (ii) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any vested Option Shares for which the option has not been exercised.

                  - Should Optionee die during the six (6)-month period following his or her cessation of Board service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares in which the Optionee is vested at the time of Optionee's cessation of Board service (less any Option Shares purchased by Optionee after such cessation of Board service but prior to death). Such right of exercise shall terminate, and this option shall accordingly cease to be exercisable for such vested Option Shares, upon the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (B) the specified Expiration Date of the option term.


                                       2.

                  - Should Optionee die or become permanently disabled while serving as a Board member, then all the Option Shares subject to this option at the time of such cessation of Board service shall immediately vest and Optionee, or the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution, shall have the right to exercise this option for any or all of those vested Option Shares. Such right of exercise shall terminate, and this option shall accordingly cease to be outstanding with respect to the Option Shares, upon the earlier of (A) the expiration of the twelve (12)-month period measured from the date on which Optionee dies or becomes permanently disabled or (B) the specified Expiration Date of the option term.

                  - Upon Optionee's cessation of Board service for any reason other than death or permanent disability, this option shall immediately terminate and cease to be outstanding with respect to any and all
         Option Shares in which the Optionee is not otherwise at that time vested in accordance with the normal Vesting Schedule set forth in the Grant Notice or the special vesting acceleration provisions of Paragraph 7 or 8 of this Agreement.

                  - Optionee shall be deemed to be PERMANENTLY DISABLED if Optionee is unable to perform his or her normal duties as a Board member as a result of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

                  6. ADJUSTMENT IN OPTION SHARES.

                  A. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise Price shall remain the same.

                  B. Should this option be assumed in connection with any Corporate Transaction under Paragraph 7, then this option shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, provided the aggregate Exercise Price payable hereunder shall remain the same.


                                       3.


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                  7. CORPORATE TRANSACTION. In the event of any of the following shareholder-approved transactions to which the Corporation is a party (a "Corporate Transaction"):

                         (i) a merger or  consolidation in which the Corporation
               is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

                         (ii) the sale,  transfer or other disposition of all or
               substantially all of the assets of the Corporation in liquidation or dissolution of the Corporation, or

                         (iii) any reverse  merger in which the  Corporation  is
               the surviving entity but in which securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, all Option Shares at the time subject to this option but not otherwise vested shall automatically vest so that this option shall, immediately prior to the specified effective date for the Corporate Transaction, become exercisable for all of those Option Shares as fully-vested shares of Common Stock and may be exercised for all or any portion of such shares. Immediately following the consummation of the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

                  8. CHANGE IN CONTROL/HOSTILE TAKEOVER.

                  A. All Option Shares subject to this option at the time of a Change in Control (as defined below) but not otherwise vested shall automatically vest so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of those Option Shares as fully-vested shares of Common Stock and may be exercised for all or any portion of such shares. his option shall remain exercisable for such fully-vested Option Shares until the earliest to occur of (i) the specified Expiration Date of the option term, (ii) the sooner termination of this option in accordance with Paragraph 5 or 7 or (iii) the surrender of this option under Paragraph 8.B.

                  B. Provided this option has been  outstanding for at least six
(6) months prior to the occurrence of a Hostile Take-Over (defined below), Optionee shall have an unconditional right (exercisable during the thirty
(30)-day period immediately following the consummation of such Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the Option Shares at the time subject to the

                                       4.

surrendered option (whether or not those Option Shares are at the time vested) over (ii) the aggregate Exercise Price payable for such shares.

                  To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and no approval or consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms and provisions of this Agreement, and the Corporation shall accordingly issue a new stock option agreement (substantially in the same form of this Agreement) for those remaining Option Shares.

                  This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

                  C. For purposes of this Agreement, the following definitional provisions shall be in effect:

                         A CHANGE  IN  CONTROL  shall be  deemed to occur in the
event:

                         (i) any person or related group of persons  (other than
               the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act (the "1934 Act")) of securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept; or

                         (ii) there is a change in the  composition of the Board
               over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A)

                                       5.

               who were still in office at the time such election or nomination was approved by the Board.

                  A HOSTILE TAKE-OVER shall be deemed to occur in the event (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept and (ii) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

                  The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (a) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile
Take-Over, as determined in accordance with the valuation provisions of Paragraph 9(b), or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

                  9. MANNER OF EXERCISING OPTION.

                  A. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                         (i) To the extent the  option is  exercised  for vested
               Option Shares, the Secretary of the Corporation shall be provided with written notice of the option exercise (the "Exercise Notice"), in substantially the form of Exhibit I attached hereto, in which there is specified the number of vested Option Shares to be purchased under the exercised option. To the extent the option is exercised for one or more unvested Option Shares, the Optionee shall deliver to the Secretary of the Corporation a stock purchase agreement (in form and substance satisfactory to the Corporation) which grants the Corporation the right to repurchase, at the Exercise Price, any and all unvested Option Shares held by the Optionee at the time of his or her cessation of Board service and which precludes the sale, transfer or other disposition of any purchased Option Shares while they remain subject to such repurchase right ("the Purchase Agreement").

                         (ii) The  aggregate  Exercise  Price for the  purchased
               shares shall be paid in one of the following alternative forms:

                                       6.

                         - full  payment  in cash or check  made  payable to the
                    Corporation's order; or

                         - full  payment  in  shares  of  Common  Stock  held by
                    Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                         - full  payment  in a  combination  of shares of Common
                    Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order; or

                         - to the  extent  the  option is  exercised  for vested
                    Option Shares, full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the vested shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                         (iii) Appropriate documentation evidencing the right to
               exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than the Optionee.

                  B. For purposes of subparagraph 9.A. above and for all other valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be the determined in accordance with the following provisions:

                         - If the  Common  Stock  is not at the time  listed  or
                    admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.


                                       7.

                         - If the Common Stock is at the time listed or admitted
                    to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                  C. The Exercise Date shall be the date on which the Exercise Notice is delivered to the Secretary of the Corporation, together with the appropriate Purchase Agreement for any unvested shares acquired under the option. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the Exercise Price for the purchased shares must accompany such notice.

                  D. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing the Corporation's repurchase rights and may be held in escrow with the Corporation until such shares vest.

                  E. In no event may this option be exercised for any fractional share.

                  10. SHAREHOLDER RIGHTS. The holder of this option shall not have any of the rights of a shareholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

                  11. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the shareholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

                  12. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any securities exchange on which shares of the Common Stock may be listed for trading at the time of such exercise and issuance.


                                       8.

                  13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 7, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Optionee and the legal representatives of the Optionee's estate or the heirs or legatees of the Optionee.

                  14. DISCHARGE OF LIABILITY. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

                  15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 650 Davis Street, San Francisco, CA 94111. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

                  16. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

                  17. SHAREHOLDER APPROVAL. The Plan was adopted by the Board on October 7, 1994 subject to shareholder approval at the 1995 Annual Shareholders Meeting. Notwithstanding any provisions to the contrary in this Agreement, this option may not be exercised in whole or part prior to such shareholder approval. Should such shareholder approval not be obtained at the 1995 Annual Meeting, then this option shall thereupon terminate and cease to be outstanding without ever becoming exercisable for the Option Shares.

                                       9.

                                    EXHIBIT I

                              NOTICE OF EXERCISE OF
                            NONSTATUTORY STOCK OPTION


                  I hereby notify Sharper Image Corporation (the "Corporation") that I elect to purchase ___________ shares of Common Stock of the Corporation (the "Purchased Shares") pursuant to that certain option (the "Option") granted to me on ___________, 199_ to purchase up to [1,000/2,000] shares of the Corporation's Common Stock at an option price of $_______ per share (the "Exercise Price").

                  Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.




_____________________                     ______________________________________
Date                                      Optionee

                                          Address:  ____________________________

                                                    ____________________________